SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2004

CAP ROCK ENERGY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

TEXAS
(State or Other Jurisdiction of Incorporation or Organization)

0-32667	75-2794300
(Commission File Number)	(I.R.S Employer Identification No.)

500 West Wall Street, Suite 400, Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (432) 683-5422

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01              ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 21, 2004, the Board of Directors made the following stock grants under the Company’s Stock Incentive Plan to its executive officers and directors:

David Pruitt	CEO/Co-Chairman	9,231
Will West	President	18,461
Ulen North	Executive Vice President	9,231
Lee Atkins	Senior Vice President, CFO	9,231
Sam Prough	Vice President/COO	9,231
Celia Page	Vice President/Controller	9,231
Ronnie Lyon	Vice President/General Counsel	9,231
Russell Jones	Co-Chairman of the Board/Director	1,538
Newell Tate	Director	1,538
Floyd Richey	Director	1,538
Michael Schaffner	Director	1,538
Sammie Buchanan	Director	1,538

The shares vest immediately, subject to the requirement that 25% of the shares granted may not be disposed of by the recipient prior to his or her departure from the Company. The shares also carry a restriction that the recipient may not dispose of the shares for 12 months.  In addition, the Company withheld a portion of the shares granted to meet the recipients’ tax obligations.

ITEM 5.02              DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(a)           None

(b)(1)      On December 21, 2004, Mr. Newell Tate retired from the Board of Directors.

(b)(2)      On December 21, 2004, Mr. David Pruitt, Co-Chairman of the Board, President and Chief Executive Officer of the Company, resigned his position of President, following Mr. Pruitt’s recommendation that Mr. William L. West, Vice President and Chief Strategic Officer of the Company, be appointed President of the Company. Mr. Pruitt remains the Company’s Co-Chairman of the Board and Chief Executive Officer.

(c)(1)       On December 21, 2004, Mr. William L. West, Vice President and Chief Strategic Officer of the Company, was appointed President of the Company.

(c)(2)       Mr. William L. West, age 48, has served as Vice President and Chief Strategic Officer of the Company since June 2004. Prior to his appointment as an executive officer, he was Chief Strategic Officer from January through June 2004.  He was engaged as an independent consultant for the company from June through December 2003.  From September 1997 until January 2003, he was Senior Tax Manager with KPMG, LLP.

(c)(3)       The Company and Mr. West have entered into an Employment Agreement dated as of December 30, 2003 and effective January 1, 2004, with an initial term of one year. Mr. West’s annual salary is $185,000.00 per year, or any greater amount of compensation including bonuses and deferred compensation authorized by the wage and salary plan or board policies authorized by the Company, together with an annual salary adjustment in an amount at least equal to any approved across the board salary adjustments for all employees. Mr. West’s current salary is $197,950. Mr. West is entitled to 15 days annual vacation and other benefits generally available to all employees. Mr. West may, at his option, elect to be covered under or participate in the Company’s employee benefit plans as though he were hired prior to May 1, 2002, except that West shall not be entitled to receive health and dental insurance benefits after his employment with the Company terminates as are currently available to employees hired prior to May 1, 2002.  The Company will pay Mr. West’s reasonable expenses to include living expenses while living in Midland on a temporary basis prior to moving his family between January 1, 2004 and July 31, 2004 or such later date as the parties agree.  In addition to performing his duties as an officer of the Company, Mr. West has agreed to keep certain information confidential and to not compete with the Company for a period of two following his termination of employment with the Company. Unless a written notice to terminate is given prior to an anniversary date of the agreement, the agreement automatically renews for one year terms. The agreement can be terminated earlier if the Chief Executive Officer determines that the officer is not properly performing the duties of his job or for cause, as defined in the agreement, which includes dishonesty and neglect by the officer of his job duties. If the agreement is terminated for any other reason, other than a change of control, the officer will receive an amount equal to his or her current salary and benefits for a period of one year.  If there is a change of control and the agreement terminates, the officer will receive an amount equal to six times the sum of his annual base salary and the greater of the highest bonus awarded to him or her in a prior year or 50% of his or her annual base salary. The agreement also has provisions for healthcare coverage similar to that of a retiree, reimbursement of any tax or tax payments the officer may be required to make for any excise tax imposed under Section 4999 of the Internal Revenue Code, and reimbursement of any taxes resulting from the excise tax reimbursement.  In the event of a termination by the Company other than for cause, stock based incentives or compensation may accelerate and vest, and restrictions or performance criteria may lapse. Mr. West’s employment agreement was filed as Exhibit 10.85 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

(d)           On December 21, 2004, Mr. William L. West was elected a Director of the Company by the Board of Directors filling the vacancy created by the retirement of Mr. Newell Tate from the Board. It is not currently contemplated that Mr. West will serve on any committees of the Board.

ITEM 7.01              REGULATION FD DISCLOSURE

On December 22, 2004, the Company issued a press release announcing stock grants, appointment of an officer and retirement of a director. The press release is attached to this current report as Exhibit 99.1.

ITEM 9.01              FINANCIAL STATEMENTS AND EXHIBITS

(c)           Exhibits

99.1         Press Release by Cap Rock Energy Corporation, December 22, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAP ROCK ENERGY CORPPORATION

	By:	/s/ Lee D. Atkins
December 23, 2004	Lee D. Atkins
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release by Cap Rock Energy Corporation, December 22, 2004